Exhibit 10.71

Those portions of this Agreement marked with an [*] have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

October 15, 2010

Bill Tarpley
COO
Cargo Aircraft Management, Inc.
7100 TPC Drive, Suite 100
Orlando, Florida 32822

Re:    Precision Combi Project Initial Phase

Dear Bill:

Thank you for your recent correspondence and conversations regarding the Precision combi program (the “Combi Project”). As discussed, Precision is prepared to begin work on the Combi Project to obtain FAA authorization to permit the conversion of B757-200 aircraft (the “Aircraft”) from a passenger to a combi configuration that meets the requirements of CAM, Air Transport International, and their targeted customer. The parties will negotiate in good faith a definitive agreement (“Definitive Agreement”) while the work described in this letter is being carried out with an objective to complete negotiations and execute the Definitive Agreement by December 1, 2010. The following terms would be included in any Definitive Agreement entered into by the parties:

•	CAM will convert not less than three Aircraft to combi configuration with an option to convert a fourth Aircraft.

•	The Basic Price for each of the first three Aircraft would be $[*]. The Basic Price for the optional fourth Aircraft would be $[*].

•	The Conversion Deposit would be $[*] for each Aircraft.

•
Reasonable non-competition provisions; and reasonable royalty or reimbursement provisions under which CAM would be reimbursed or otherwise credited for a mutually-agreed upon portion of the non-recurring expenses CAM incurred in the development of the Combi Project in the event other customers purchase combi conversions from Precision.

To give the parties the best opportunity to meet the targeted timeframe, Precision is prepared to begin work as soon as the parties sign this letter agreement and Precision receives the Retainer.
This letter sets forth commercial terms on which Precision would undertake this initial phase while the parties negotiate the Definitive Agreement.
Scope of Work
Precision's work in the initial phase will be as follows:

1.	Begin design effort

Those portions of this Agreement marked with an [*] have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

2. Turn on primary vendors (release POs and complete GTAs) - Halon / Smoke, Smoke Barrier, ECS
3. Certification plan preparation and submittal

This initial phase will run from October 18, 2010 through January 14, 2011.

Financial Terms

Upon execution of this letter, CAM will pay Precision a retainer of $[*] (the “Retainer”). If either party elects to terminate the Combi Project before the Retainer has been fully applied, Precision will refund the unearned balance. In calculating time and materials, Precision is entitled to credit for license fees it must pay to the OEM.

The Definitive Agreement will credit the Retainer against the Basic Price for the first Aircraft (the credit will be spread evenly against the first three milestone payments to be paid by CAM). If CAM terminates this letter agreement because ATI is not awarded the contract for the which the Combi Project intended, if CAM otherwise elects not to continue with the Combi Project, or if the parties cannot reach agreement on the Definitive Agreement, then CAM will convert two Aircraft to a Precision freighter pursuant to Precision's freighter STC for $[*] each. CAM would be credited with [*] of the net Retainer not refunded to CAM for each of the two Aircraft converted to a Precision freighter against the final installment of the Basic Price.

Schedule

10/18/10    Project Start
Begin Design Effort
11/17/10    Turn On Primary Vendors (Release PO's/GTA's)

•	Halon/Smoke

•	Smoke Barrier

•	ECS
12/17/10    Certification Plan Submittal
1/17/11    Preliminary Design Review
First Article Aircraft Identified and Remote Aircraft and Data Available
1/17/11    Type Board Meeting with FAA (if required)
2/17/11    Begin Preliminary Material Procurement Process
3/1/11        PSCP / Certification Basis Approved (G-1 Issue Paper Closed)
3/1/11        Aircraft Input

•	ECS Evaluation

•	Begin Basic Freighter Conversion as Appropriate
5/18/11    Critical Design Review
Design Complete to 90%
Test Plans Complete
Decompression Analysis Complete
ECS Analysis Complete
SSA's Updated as Required

Those portions of this Agreement marked with an [*] have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

Ops Manuals Complete (AFM, W&B, etc.)
6/17/11    Front of Aircraft Complete to Basic Freighter Configuration
7/18/11    Combi Specific Kit 100% Complete
8/17/11    Aircraft Complete (full Combi configuration)
8/29//11        Submit All Substantiation, Manuals and ICAW to FAA
9/7/11        Interior Compliance Inspection
9/7/11        Begin Company Ground Testing
9/16/11    Ground Test TIA Issued
9/16/11    Begin Certification Ground Testing
9/29/11    Issue Experimental Certificate
10/7/11    Begin Company Flight Testing
10/13/11    Company Flight Test Results
10/18/11    Flight Test TIA Issued
10/18/11    Begin Certification Flight Testing
11/17/11    Submit Final Flight Test Reports to FAA
12/19/11    FAA STC Issued

Terms and Conditions

Subject to CAM's obligation to convert two Aircraft to Precision freighters if CAM terminates the letter agreement, either party shall have the right to terminate the agreement by providing written notice of termination to the other party not less than two business days before the effective date of the termination. CAM shall be responsible for costs and expenses incurred up to the termination becoming effective and for any costs and fees that Precision cannot avoid after the termination becomes effective. Within fourteen (14) days following termination of the Combi Project, Precision shall provide to CAM a statement of such costs and fees incurred or unavoidable, and reimburse to CAM the balance of the Retainer. (If the Retainer has been depleted and Precision has not been fully paid by CAM, then CAM must immediately pay to Precision all fees earned by Precision and all costs and expenses incurred (including applicable OEM license fees) through the termination date; provided, however, that CAM shall not be obligated to reimburse any amounts in excess of the Retainer unless Precision notifies CAM with not less than fourteen (14) days prior written notice of the date Precision reasonably expects its costs and expenses to exceed the Retainer and CAM fails to terminate the Combi Project prior to that date.)

Precision owns all rights to the Combi Project, including without limitation exclusive ownership rights, title, and interest in and to all products, designs, techniques, know-how, algorithms, ideas, procedures, processes, discoveries or inventions, and all materials, reports, drawings, plans, specifications, data and other recorded information, in preliminary or final form and on any media whatsoever, that are conceived, reduced to practice, developed, discovered, originated, authored, designed, generated, or otherwise created or made by any party or person (whether solely or jointly with others) as part of the Combi Project.

See attached Annex 1, which is incorporated by reference.

Those portions of this Agreement marked with an [*] have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

Please sign below to acknowledge CAM's agreement to the terms set forth herein. We appreciate the opportunity to work with CAM on this project.

Kind regards

/s/ Gary J. Warner
Gary J. Warner
Vice President of Corporate Development

Acknowledged and Agreed

Cargo Aircraft Management, Inc.

By:    /s/ W B Tarpley
Its:    COO
10-17-10

Those portions of this Agreement marked with an [*] have been omitted pursuant to a request for confidential treatment and have been filed separately with the SEC.

Annex 1
Terms and Conditions

1.CAM shall make all payments when and in the amounts that are due without deduction, counterclaim, setoff or withholding of any kind (except for good-faith disputes). All payments must be made in US Dollars into the following bank account in the United States:

[*]

2.CAM is responsible for paying any and all taxes, duties, and levies (other than Precision's income taxes) in respect of the work.

3.This Agreement shall be governed by and construed in accordance with the laws of Oregon (excluding its conflict of law provisions). CAM consents to jurisdiction in the state courts of Oregon.

4.Neither CAM nor Precision may assign this Agreement nor any right or obligation under it without the prior written consent of the other Party.

5.In no event shall a Party be liable to the other Party or any other person whatsoever for any incidental, consequential damages, or exemplary damages whatsoever.